Banc of California, Inc. Reports Second Quarter Results and 9% Annualized Loan Growth
Company Release – 7/23/2025

$0.12 Earnings Per Share $0.31 Adjusted Earnings Per Share(1)	$18.58 Book Value Per Share $16.46 Tangible Book Value Per Share(1)	9.92% CET1 Ratio	9% Annualized Loan Growth
LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California” or the “Company”), the parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the second quarter ended June 30, 2025. The Company reported net earnings available to common and equivalent stockholders of $18.4 million, or $0.12 per diluted common share, for the second quarter of 2025. On an adjusted basis, net earnings available to common and equivalent stockholders were $48.4 million for the quarter, or $0.31 per diluted common share.(1) This compares to net earnings available to common and equivalent stockholders of $43.6 million, or $0.26 per diluted common share, for the first quarter of 2025. The second quarter included provision expense, net of tax, of an additional $20.2 million taken during the quarter as a result of transferring $506.7 million of loans to held for sale at their estimated fair value. The second quarter also included a one-time non-cash income tax expense of $9.8 million primarily due to the revaluation of deferred tax assets related to California state tax changes passed as part of the 2025 California budget.
Second Quarter of 2025 Financial Highlights:
•Total revenue of $272.8 million increased 3% and pre-tax pre-provision income of $87.0 million increased 6% from 1Q25 driven by solid loan growth combined with continued prudent expense management.
•Total loans of $24.7 billion increased by 2%, or 9% annualized, from 1Q25 driven by growth in lender finance, fund finance, and purchased single-family residential loans.
•Strong loan originations totaled $2.2 billion including production, purchased loans, and unfunded new commitments with a weighted average interest rate on production of 7.29%.
•Total deposits of $27.5 billion increased by 1%, and interest-bearing deposits of $20.1 billion increased by 2% from 1Q25.
•Net interest margin up 2 basis points vs 1Q25 to 3.10% driven by a higher average yield on loans and leases increasing by 3 basis points and flat cost of funds from 1Q25.
•Commenced sale process for $506.7 million of loans with expected proceeds net of reserve release of 95%. Completed sales for $30.5 million of such loans. The remaining $476.2 million was transferred to held for sale at a lower of cost or market value of $441.2 million.
•Credit quality metrics improved substantially primarily due to the transfer of loans to held for sale in connection with the pending strategic loan sales. Nonperforming, classified, and special mention loans and leases, as a percentage of total loans and leases held for investment, declined by 19 basis points, 46 basis points, and 115 basis points, respectively, from 1Q25.
•Results include $9.8 million of one-time non-cash income tax expense largely driven by the reevaluation of deferred tax assets due to California state tax changes enacted under the 2025 budget.
•Repurchases of 8.8 million shares of common stock at a weighted average price per share of $12.65, or $111.5 million in the aggregate, during the second quarter, and 11.5 million shares of common stock at a weighted average price per share of $13.05, or $150.0 million in the aggregate, in the first half of the year. As of June 30, 2025, the Company had $150.0 million remaining under the current stock repurchase authorization.
(1)Non-GAAP measure; refer to section 'Non-GAAP Measures'

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•Strong capital ratios(2) well above the regulatory thresholds for "well capitalized" banks, including an estimated 12.30% Tier 1 capital ratio and 9.92% CET 1 capital ratio and continued growth in book value per share to $18.58, up 2% vs 1Q25 and tangible book value per share(2) to $16.46, up 2% vs 1Q25.
(2)Capital ratios for June 30, 2025 are preliminary
•
Jared Wolff, President & CEO of Banc of California, commented, “Our second quarter results reflect the strength of our core earnings engine and our disciplined execution. We delivered double digit growth in adjusted earnings per share, our third consecutive quarter of strong loan growth, expanded net interest income, and grew pre-tax pre-provision profitability, all while proactively managing credit risk. The decisive actions we took to reposition a portion of our balance sheet—through the opportunistic sale of select CRE loans—have enhanced our credit profile and strengthened our balance sheet, positioning us to continue generating consistent and high quality earnings. We have increased tangible book value per share for five straight quarters. With a healthy capital base, improving credit metrics, and a robust pipeline of high-quality loan originations, we are confident in our ability to drive long-term value for our shareholders.”

Mr. Wolff continued, “Our second quarter results demonstrate our strong growth trajectory and our continued success growing market share in our key verticals. Our teams continue to work tirelessly to deliver strong results as they win new high quality relationships. As we look ahead, we expect to deliver durable, profitable growth through a combination of our strong market position, disciplined risk management, operational efficiency, and a relentless focus on serving our clients.”

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Summary Income Statement	2025	2025	2024	2025	2024
	(In thousands)
Total interest income	$420,509	$406,655	$462,589	$827,164	$941,293
Total interest expense	180,293	174,291	233,101	354,584	482,703
Net interest income	240,216	232,364	229,488	472,580	458,590
Provision for credit losses	39,100	9,300	11,000	48,400	21,000
Gain on sale of loans	30	211	1,135	241	687
Other noninterest income	32,603	33,439	28,657	66,042	62,921
Total noninterest income	32,633	33,650	29,792	66,283	63,608
Total revenue	272,849	266,014	259,280	538,863	522,198
Acquisition, integration and
reorganization costs	—	—	(12,650)	—	(12,650)
Other noninterest expense	185,869	183,653	216,293	369,522	426,811
Total noninterest expense	185,869	183,653	203,643	369,522	414,161
Earnings before income taxes	47,880	73,061	44,637	120,941	87,037
Income tax expense	19,495	19,493	14,304	38,988	25,852
Net earnings	28,385	53,568	30,333	81,953	61,185
Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Net earnings available to common
and equivalent stockholders	$18,438	$43,621	$20,386	$62,059	$41,291

Diluted earnings per share	$0.12	$0.26	$0.12	$0.38	$0.25
Net Interest Income and Margin
Q2-2025 vs Q1-2025
Net interest income increased by $7.9 million to $240.2 million for the second quarter from $232.4 million for the first quarter attributable primarily to the following:
•An increase of $16.2 million in interest income from loans due primarily to a higher average balance in the second quarter, higher day count, and higher average yield driven by higher yield on loan production.
This was offset partially by:
•An increase of $4.4 million in interest expense on deposits due primarily to higher average interest-bearing deposit balances in the second quarter and higher day count, offset partially by lower interest rates.
•A decrease of $2.1 million in interest income from deposits in financial institutions driven mainly by a lower average balance as cash was utilized to fund strong loan growth.
•An increase of $1.6 million in interest expense on our borrowings driven primarily by a higher average balance to support loan funding activity and higher day count.
The net interest margin was 3.10% for the second quarter, up 2 basis points from 3.08% for the first quarter primarily driven by a higher average yield on interest-earning assets. The average yield on interest-earning assets increased to 5.42% from 5.39%, reflecting a 3 basis point increase in the average yield on loans and leases to 5.93%, due to strong growth in higher yielding loan categories and new loan production at a higher weighted average rate of 7.29%. Average loans and leases also increased by $715.7 million to $24.5 billion, supported by strong loan growth.

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The average total cost of funds remained flat at 2.42% for the second quarter. The average cost of borrowings declined by 41 basis points to 4.93%, driven by the redemption of $174 million of 5.25% Senior Notes and replacement with lower-cost long-term Federal Home Loan Bank of San Francisco ("FHLB") borrowings at a weighted average rate of 3.81%. The average cost of deposits increased slightly to 2.13% from 2.12%. Average deposits increased by $384.0 million, with a $515.0 million increase in interest-bearing deposits, offset partially by a $130.9 million decline in noninterest-bearing deposits as the need to fund strong loan growth drove a mix shift towards interest-bearing deposits. Average noninterest-bearing deposits represented 27.8% of average total deposits in the second quarter and 28.7% in the first quarter.

	Three Months Ended						Increase (Decrease)
	June 30, 2025			March 31, 2025			QoQ
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$24,504,319	$362,303	5.93%	$23,788,647	$346,103	5.90%	$715,672	0.03%
Investment securities	4,719,954	37,616	3.20%	4,734,037	37,862	3.24%	(14,083)	(0.04)%
Deposits in financial institutions	1,872,736	20,590	4.41%	2,088,139	22,690	4.41%	(215,403)	—%
Total interest-earning assets	$31,097,009	$420,509	5.42%	$30,610,823	$406,655	5.39%	$486,186	0.03%

Liabilities:
Noninterest-bearing demand
deposits	$7,583,894			$7,714,830			$(130,936)
Total interest-bearing deposits	19,721,040	$144,940	2.95%	19,206,084	$140,530	2.97%	514,956	(0.02)%
Total deposits	$27,304,934	144,940	2.13%	$26,920,914	140,530	2.12%	$384,020	0.01%

Total interest-bearing liabilities	$22,296,364	$180,293	3.24%	$21,546,621	$174,291	3.28%	$749,743	(0.04)%

Net interest income(1)		$240,216			$232,364
Net interest margin			3.10%			3.08%		0.02%

Total funds(2)	$29,880,258	$180,293	2.42%	$29,261,451	$174,291	2.42%	$618,807	—%
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(1) Includes net loan discount accretion of $16.1 million and $16.0 million for the three months ended June 30, 2025 and March 31, 2025
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

YTD June 30, 2025 vs YTD June 30, 2024
Net interest income increased by $14.0 million to $472.6 million for the six months ended June 30, 2025 from $458.6 million for the six months ended June 30, 2024 attributable primarily to the following:
•A decrease of $95.4 million in interest expense on deposits due primarily to lower interest paid on interest-bearing deposits as a result of deposit rate repricing driven by the 100 basis points of federal funds rate cuts in the second half of 2024 and lower average balance due mainly to the paydown of brokered deposits.
•A decrease of $30.0 million in interest expense on borrowings driven by lower average balance resulting from the payoff of higher-cost Bank Term Funding Program ("BTFP") borrowings in 2024, which were partially replaced with lower-cost long-term FHLB advances and lower market interest rates.
•An increase of $7.3 million in interest income from investment securities reflecting the benefits from 2024 balance sheet repositioning actions and reinvestment in higher-yield securities.
This was offset partially by:
•A decrease of $65.9 million in interest income from loans due primarily to a lower average balance attributable mainly to the sale in July 2024 of $1.95 billion of Civic loans, lower net loan discount accretion, and lower market interest rates reflective of the federal funds rate cuts.

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•A decrease of $55.6 million in interest income from deposits in financial institutions driven by lower balances, as we maintained a lower cash target level, and lower market interest rates.
The net interest margin was 3.09% for the six months ended June 30, 2025, up 36 basis points from 2.73% for the six months ended June 30, 2024. The year-over-year improvement was primarily driven by a 57 basis point decrease in the average total cost of funds to 2.42%, offset partially by a 19 basis point decrease in the average yield on interest-earning assets to 5.41%.
The average total cost of funds decreased by 57 basis points to 2.42%, driven by lower market interest rates and a shift in mix. The average cost of deposits declined 51 basis points to 2.12%, reflecting the impact of federal funds rate cuts in the second half of 2024. Average total deposits decreased by $2.0 billion year over year, including a $1.9 billion reduction in average interest-bearing deposits and a $134.3 million decrease in average noninterest-bearing deposits. Average noninterest-bearing deposits represented 28.2% of average total deposits for the six months ended June 30, 2025 compared to 26.7% for the comparable period in 2024. The average cost of borrowings also decreased by 49 basis points to 5.12%, reflecting the paydown of higher-cost BTFP borrowings in the prior year and their replacement with lower-cost long-term FHLB advances.
The average yield on interest-earning assets declined 19 basis points to 5.41%, primarily due to a 101 basis point decrease in the average yield on deposits in financial institutions, and a 21 basis point decline in average yield on loans and leases, offset partially by a 30 basis point increase in the average yield on investment securities. The average yield on deposits in financial institutions decreased to 4.41% from 5.42% driven by the federal funds rate cuts described above, while the average yield on loans and leases decreased to 5.92% from 6.13%, driven by lower net loan discount accretion and market rates. The average yield on investment securities increased to 3.22% from 2.92%, reflecting continued benefits from 2024 balance sheet repositioning actions and reinvestment in higher-yield assets. Average deposits in financial institutions decreased by $1.7 billion to $2.0 billion, as we maintained a lower cash position.

	Six Months Ended						Increase (Decrease)
	June 30, 2025			June 30, 2024			YoY
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$24,148,460	$708,406	5.92%	$25,422,084	$774,318	6.13%	$(1,273,624)	(0.21)%
Investment securities	4,726,957	75,478	3.22%	4,690,123	68,139	2.92%	36,834	0.30%
Deposits in financial institutions	1,979,843	43,280	4.41%	3,667,630	98,836	5.42%	(1,687,787)	(1.01)%
Total interest-earning assets	$30,855,260	$827,164	5.41%	$33,779,837	$941,293	5.60%	$(2,924,577)	(0.19)%

Liabilities:
Noninterest-bearing demand
deposits	$7,649,000			$7,783,324			$(134,324)
Total interest-bearing deposits	19,464,984	$285,470	2.96%	21,339,422	$380,913	3.59%	(1,874,438)	(0.63)%
Total deposits	$27,113,984	285,470	2.12%	$29,122,746	380,913	2.63%	$(2,008,762)	(0.51)%

Total interest-bearing liabilities	$21,923,564	$354,584	3.26%	$24,730,111	$482,703	3.93%	$(2,806,547)	(0.67)%

Net interest income(1)		$472,580			$458,590
Net interest margin			3.09%			2.73%		0.36%

Total funds(2)	$29,572,564	$354,584	2.42%	$32,513,435	$482,703	2.99%	$(2,940,871)	(0.57)%
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(1) Includes net loan discount accretion of $32.1 million and $44.3 million for the six months ended June 30, 2025 and 2024.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

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Provision For Credit Losses
Q2-2025 vs Q1-2025
The provision for credit losses was $39.1 million for the second quarter compared to $9.3 million for the first quarter. The second quarter provision included a provision of loan losses of $38.6 million, offset partially by a $0.4 million reversal of the provision for unfunded loan commitments, and a provision for credit losses on investment securities of $0.9 million.
The second quarter provision of loan losses included $26.3 million related to loans transferred to held for sale ("HFS") for the pending strategic loan sales. The remaining $12.3 million increase in provision for loan losses was primarily driven by net charge-off activity experienced during the quarter, an increase in the quantitative reserve driven by the updated economic forecast, and an increase in the qualitative reserve related to loans secured by office properties.
The first quarter provision included a $9.7 million provision for loan losses and a $0.5 million provision for unfunded loan commitments, offset partially by a $0.9 million reversal of the provision for credit losses related to investment securities. The first quarter provision for loans and unfunded loan commitments was primarily driven by net charge-off activity experienced during the quarter, offset partially by lower specific reserves and changes in portfolio mix driven by growth in loan segments with low expected credit losses.
YTD June 30, 2025 vs YTD June 30, 2024
The provision for credit losses was $48.4 million for the six months ended June 30, 2025 compared to $21.0 million for the six months ended June 30, 2024. The provision for the 2025 period primarily included a provision for loan losses of $48.3 million and a provision for unfunded loan commitments of $0.2 million.
The provision for the 2025 period included $26.3 million related to loans transferred to HFS. The remaining increase in the provision for loans and unfunded loan commitments was primarily driven by net charge-off activity experienced in the first half of the year, with additional impacts from risk rating migration activity. These were offset partially by lower specific reserves and a favorable shift in the portfolio mix due to growth in loan segments with lower expected credit losses.
The provision for loans and unfunded loan commitments for the 2024 period included a $23.0 million provision for loan losses and a $2.0 million reversal of the provision for unfunded loan commitments. The provision for the 2024 period was generally due to higher net charge-offs and higher qualitative reserves, offset partially by the reserves released for the Civic loans transferred to HFS in the second quarter of 2024.
Noninterest Income
Q2-2025 vs Q1-2025
Noninterest income decreased by $1.0 million to $32.6 million for the second quarter from $33.7 million for the first quarter due mainly to a $2.4 million decrease in dividends and gains on equity investments, offset partially by a $1.5 million increase in warrant income. The decrease in dividends and gains on equity investments was primarily related to fair value losses in the second quarter on Small Business Investment Company (“SBIC”) investments compared to fair value gains in the first quarter. The increase in warrant income was driven by higher gains from warrant exercises.
YTD June 30, 2025 vs YTD June 30, 2024
Noninterest income increased by $2.7 million to $66.3 million for the six months ended June 30, 2025 from $63.6 million for the six months ended June 30, 2024 due mainly to increases of $4.0 million in other income and $2.8 million in commissions and fees, offset partially by decreases of $2.2 million in leased equipment income and $2.0 million in dividends and gains on equity investments. The increase in other income was due mainly to a $2.6 million increase in the fair value mark on the credit-linked notes and a $1.1 million increase in gain on termination of leases. The increase in commissions and fees was due principally to higher loan-related fee income and higher customer service fees. The decrease in dividends and gains on equity investments was due mostly to lower fair value net gains in the first half of 2025 on SBIC investments compared to the same period in 2024.

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Noninterest Expense
Q2-2025 vs Q1-2025
Noninterest expense increased by $2.2 million to $185.9 million for the second quarter from $183.7 million for the first quarter due mainly to increases of $2.1 million in insurance and assessments and $1.9 million in compensation expense, offset partially by a decrease of $2.0 million in information technology and data processing expenses. Insurance assessments increased mainly due to lower FDIC assessment and FDIC expense true-ups in the first quarter. Compensation expense increased mainly driven by higher incentive and equity compensation reversals related to staff exits in the prior quarter. Information technology and data processing decreased mainly driven by lower software subscription costs and certain expense true-ups.
YTD June 30, 2025 vs YTD June 30, 2024
Noninterest expense decreased by $44.6 million to $369.5 million for the six-month period ended June 30, 2025 due mainly to decreases of $30.2 million in insurance and assessments, $9.0 million in customer related expenses, $4.9 million in occupancy, $3.4 million in compensation expense, and $13.1 million in all of the other expense categories, offset partially by an increase of $12.7 million in acquisition, integration and reorganization costs, as the prior-year period included a reversal of previously accrued merger-related costs due to lower actual expenses and there are no merger-related costs in the current year. Insurance and assessment decreased primarily due to incremental FDIC special assessments recorded in the first quarter of 2024, resulting from higher assessment rates. Customer related expense decreased due to lower earnings credit rate expenses, which were impacted by the lower federal funds rate. Occupancy decreased reflecting cost savings from branch consolidations following the merger. Compensation expense decreased primarily driven by reduced headcount following the merger.
Income Taxes
Q2-2025 vs Q1-2025
Income tax expense of $19.5 million was recorded for the second quarter resulting in an effective tax rate of 40.7% compared to income tax expense of $19.5 million and an effective tax rate of 26.7% for the first quarter.
The 40.7% effective tax rate in the second quarter of 2025 included a one-time non-cash income tax expense of $9.8 million due primarily to the revaluation of deferred tax assets ("DTA") related to the California state tax changes passed as part of the 2025 California budget enacted on June 30, 2025 and effective retroactively to January 1, 2025. We expect our tax rate going forward to be positively impacted by this state tax rule change.
YTD June 30, 2025 vs YTD June 30, 2024
Income tax expense of $39.0 million was recorded for the six-month period ended June 30, 2025 resulting in an effective tax rate of 32.2% compared to income tax expense of $25.9 million and an effective tax rate of 29.7% for the comparable period in 2024. The higher 2025 year-to-date effective tax rate was due primarily to the one-time non-cash tax expense DTA revaluation recorded in the second quarter of 2025.

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BALANCE SHEET HIGHLIGHTS

	June 30,	March 31,	June 30,	Increase (Decrease)
Selected Balance Sheet Items	2025	2025	2024	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,353,552	$2,343,889	$2,698,810	$9,663	$(345,258)
Securities available-for-sale	2,246,174	2,334,058	2,244,031	(87,884)	2,143
Securities held-to-maturity	2,316,725	2,311,912	2,296,708	4,813	20,017
Loans held for sale	465,571	25,797	1,935,455	439,774	(1,469,884)
Loans and leases held for investment	24,245,893	24,126,527	23,228,909	119,366	1,016,984
Total loans	24,711,464	24,152,324	25,164,364	559,140	(452,900)
Total assets	34,250,453	33,779,918	35,243,839	470,535	(993,386)

Noninterest-bearing deposits	$7,441,116	$7,593,950	$7,825,007	$(152,834)	$(383,891)
Total deposits	27,528,433	27,193,191	28,804,450	335,242	(1,276,017)
Borrowings	1,917,180	1,670,782	1,440,875	246,398	476,305
Total liabilities	30,823,610	30,258,262	31,835,991	565,348	(1,012,381)
Total stockholders' equity	3,426,843	3,521,656	3,407,848	(94,813)	18,995
Securities
Securities available-for-sale ("AFS") decreased by $87.9 million during the second quarter to $2.2 billion at June 30, 2025. The decrease was primarily driven by $109.3 million of principal paydowns, $2.5 million of maturities, and $1.8 million of net amortization, offset partially by $18.3 million of purchases and an $8.2 million increase in the fair value of AFS securities. As of June 30, 2025, AFS securities had aggregate unrealized net after-tax losses in accumulated other comprehensive income (loss) ("AOCI") of $166.6 million. These AFS unrealized net losses related primarily to slightly lower interest rates quarter-over-quarter and the resulting impact on valuations.
The balance of securities held-to-maturity ("HTM") increased by $4.8 million in the second quarter to $2.3 billion at June 30, 2025. As of June 30, 2025, HTM securities had aggregate unrealized net after-tax losses in AOCI of $145.9 million remaining from the balance established at the time of transfer from AFS.

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Loans and Leases
The following table sets forth the composition, by loan category, of our loan and lease portfolio held for investment as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
	(Dollars in thousands)
Composition of Loans and Leases
Real estate mortgage:
Commercial	$4,369,401	$4,489,543	$4,578,772	$4,557,939	$4,722,585
Multi-family	6,280,791	6,216,084	6,041,713	6,009,280	5,984,930
Other residential	3,157,616	2,787,031	2,807,174	2,767,187	2,866,085
Total real estate mortgage	13,807,808	13,492,658	13,427,659	13,334,406	13,573,600
Real estate construction and land:
Commercial	381,449	733,684	799,131	836,902	784,166
Residential	1,920,642	2,127,354	2,373,162	2,622,507	2,573,431
Total real estate construction and land	2,302,091	2,861,038	3,172,293	3,459,409	3,357,597
Total real estate	16,109,899	16,353,696	16,599,952	16,793,815	16,931,197
Commercial:
Asset-based	2,462,351	2,305,325	2,087,969	2,115,311	1,968,713
Venture capital	2,002,601	1,733,074	1,537,776	1,353,626	1,456,122
Other commercial	3,288,305	3,340,400	3,153,084	2,850,535	2,446,974
Total commercial	7,753,257	7,378,799	6,778,829	6,319,472	5,871,809
Consumer	382,737	394,032	402,882	414,490	425,903
Total loans and leases held for
investment	$24,245,893	$24,126,527	$23,781,663	$23,527,777	$23,228,909

Total unfunded loan commitments	$4,673,596	$4,858,960	$4,887,690	$5,008,449	$5,256,473

Composition as % of Total
Loans and Leases
Real estate mortgage:
Commercial	18%	19%	19%	19%	20%
Multi-family	26%	26%	26%	25%	26%
Other residential	13%	11%	12%	12%	12%
Total real estate mortgage	57%	56%	57%	56%	58%
Real estate construction and land:
Commercial	1%	3%	3%	4%	4%
Residential	8%	9%	10%	11%	11%
Total real estate construction and land	9%	12%	13%	15%	15%
Total real estate	66%	68%	70%	71%	73%
Commercial:
Asset-based	10%	9%	9%	9%	8%
Venture capital	8%	7%	6%	6%	6%
Other commercial	14%	14%	13%	12%	11%
Total commercial	32%	30%	28%	27%	25%
Consumer	2%	2%	2%	2%	2%
Total loans and leases held for
investment	100%	100%	100%	100%	100%

                                            9

Total loans and leases held for investment increased by $119.4 million in the second quarter and totaled $24.2 billion at June 30, 2025. The increase in loans and leases held for investment was due primarily to increased balances in the other residential real estate mortgage, venture capital, and asset-based loan portfolios, offset partially by decreases in the real estate construction and land segment and the commercial real estate mortgage loan portfolio partly driven by the transfer of loans to held for sale. In the second quarter, $30.5 million of loans were sold and $476.2 million transferred to held for sale at a lower of cost or market value of $441.2 million. While many of the loans being sold have sufficient collateral values, they have attributes that drive credit migration, and as a result we have commenced sales process for these loans. Loan originations including production, purchased loans, and unfunded new commitments were $2.2 billion in the second quarter with a weighted average interest rate on production of 7.29%.
Total loans and leases held for sale increased by $439.8 million in the second quarter and totaled $465.6 million at June 30, 2025. The increase in loans held for sale was primarily driven by the transfer as discussed above related to pending strategic loan sales commenced in the second quarter.
Credit Quality

	June 30,	March 31,	December 31,	September 30,	June 30,
Asset Quality Information and Ratios	2025	2025	2024	2024	2024
	(Dollars in thousands)
Delinquent loans and leases held for
investment:
30 to 89 days delinquent	$53,900	$100,664	$91,347	$52,927	$27,962
90+ days delinquent	95,566	99,976	88,846	72,037	55,792
Total delinquent loans and leases	$149,466	$200,640	$180,193	$124,964	$83,754

Total delinquent loans and leases to
loans and leases held for investment	0.62%	0.83%	0.76%	0.53%	0.36%

Nonperforming assets, excluding loans
held for sale:
Nonaccrual loans and leases	$167,516	$213,480	$189,605	$168,341	$117,070
90+ days delinquent loans and still
accruing	—	—	—	—	—
Total nonperforming loans and
leases ("NPLs")	167,516	213,480	189,605	168,341	117,070
Foreclosed assets, net	7,806	5,474	9,734	8,661	13,302
Total nonperforming assets ("NPAs")	$175,322	$218,954	$199,339	$177,002	$130,372

Classified loans and leases held for
investment	$656,556	$764,723	$563,502	$533,591	$415,498
Special mention loans and leases held for
investment	$661,568	$937,014	$1,097,315	$711,888	$680,663
Allowance for loan and lease losses	$229,344	$234,986	$239,360	$254,345	$247,762
Allowance for loan and lease losses
to NPLs	136.91%	110.07%	126.24%	151.09%	211.64%
NPLs to loans and leases held for
investment	0.69%	0.88%	0.80%	0.72%	0.50%
NPAs to total assets	0.51%	0.65%	0.59%	0.53%	0.37%
Classified loans and leases to loans
and leases held for investment	2.71%	3.17%	2.37%	2.27%	1.79%
Special mention loans and leases to loans
and leases held for investment	2.73%	3.88%	4.61%	3.03%	2.93%

                                            10

The overall quality of our loan portfolio remains strong, supported by disciplined underwriting, borrower strength, and robust credit metrics. Credit quality metrics improved from the first quarter, primarily due to the transfer of loans to HFS in connection with the pending strategic loan sales. These sales and transfers contributed to broad-based improvements across key credit quality metrics. Nonperforming, classified, and special mention loans and leases as a percentage of total loans and leases held for investment decreased 19 basis points, 46 basis points, and 115 basis points, respectively.
At June 30, 2025, total delinquent loans and leases were $149.5 million, compared to $200.6 million at March 31, 2025. The $51.2 million decrease in total delinquent loans was due mainly to a decrease in the 30 to 89 days delinquent category of $48.9 million in commercial real estate mortgage loans, offset partially by an increase of $5.7 million in other residential real estate mortgage loans. In the 90 or more days delinquent category, there were decreases of $8.4 million in other residential real estate mortgage loans and $3.8 million in other commercial loans, offset partially by an increase of $9.0 million in commercial real estate mortgage loans. Total delinquent loans and leases as a percentage of loans and leases held for investment decreased to 0.62% at June 30, 2025 from 0.83% at March 31, 2025.
At June 30, 2025, nonperforming loans and leases were $167.5 million, compared to $213.5 million at March 31, 2025. During the second quarter, nonperforming loans and leases decreased by $46.0 million due to transfers to accrual status of $16.3 million, charge-offs of $7.2 million, transfers to loans HFS of $5.7 million, and payoffs and paydowns of $29.3 million, offset partially by additions of $12.5 million.
Nonperforming loans and leases as a percentage of loans and leases held for investment decreased to 0.69% at June 30, 2025 from 0.88% at March 31, 2025.
At June 30, 2025, nonperforming assets were $175.3 million, or 0.51% of total assets, compared to $219.0 million, or 0.65% of total assets, as of March 31, 2025. At June 30, 2025, nonperforming assets included $7.8 million of foreclosed assets, consisting primarily of single-family residences.

                                            11

Allowance for Credit Losses – Loans

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Allowance for Credit Losses - Loans	2025	2025	2024	2025	2024
	(Dollars in thousands)
Allowance for loan and lease losses
("ALLL"):
Balance at beginning of period	$234,986	$239,360	$291,503	$239,360	$281,687
Charge-offs	(46,948)	(16,551)	(58,070)	(63,499)	(63,084)
Recoveries	2,726	2,477	2,329	5,203	6,159
Net charge-offs	(44,222)	(14,074)	(55,741)	(58,296)	(56,925)
Provision for loan losses	38,580	9,700	12,000	48,280	23,000
Balance at end of period	$229,344	$234,986	$247,762	$229,344	$247,762

Reserve for unfunded loan commitments
("RUC"):
Balance at beginning of period	$29,571	$29,071	$28,571	$29,071	$29,571
Provision for credit losses	(350)	500	(1,000)	150	(2,000)
Balance at end of period	$29,221	$29,571	$27,571	$29,221	$27,571

Allowance for credit losses ("ACL") -
Loans:
Balance at beginning of period	$264,557	$268,431	$320,074	$268,431	$311,258
Charge-offs	(46,948)	(16,551)	(58,070)	(63,499)	(63,084)
Recoveries	2,726	2,477	2,329	5,203	6,159
Net charge-offs	(44,222)	(14,074)	(55,741)	(58,296)	(56,925)
Provision for credit losses	38,230	10,200	11,000	48,430	21,000
Balance at end of period	$258,565	$264,557	$275,333	$258,565	$275,333

ALLL to loans and leases held for
investment	0.95%	0.97%	1.07%	0.95%	1.07%
ACL to loans and leases held for
investment	1.07%	1.10%	1.19%	1.07%	1.19%
ACL to NPLs	154.35%	123.93%	235.19%	154.35%	235.19%
ACL to NPAs	147.48%	120.83%	211.19%	147.48%	211.19%
Annualized net charge-offs to average
loans and leases	0.72%	0.24%	0.89%	0.49%	0.45%
The allowance for credit losses - loans, which includes the reserve for unfunded loan commitments, totaled $258.6 million, or 1.07% of total loans and leases, at June 30, 2025, compared to $264.6 million, or 1.10% of total loans and leases, at March 31, 2025. The $6.0 million decrease in the allowance was due to net charge-offs of $44.2 million, offset partially by a $38.2 million provision.
During the second quarter, $506.7 million of loans were either sold or transferred to HFS in anticipation of being sold. As a result of the transfer, we recognized charge-offs totaling $36.9 million. When taking into consideration the reserve associated with these loans at March 31, 2025, the second quarter provision impact from the transfer was $26.3 million.
During the second quarter, we also recorded a provision of $11.9 million that consisted of a $12.3 million provision associated with the ALLL, offset partially by a $0.4 million reversal of the RUC commitments.

                                            12

At June 30, 2025, ACL ratio was 1.07% compared to 1.10% at March 31, 2025. The decrease in the ACL coverage ratio was driven by the transfer of loans to HFS which improved the overall credit metrics of the portfolio, lower specific reserves, and improved portfolio mix driven by growth in loan segments with lower expected credit losses.
Our ability to absorb credit losses is also bolstered by (i) $112.9 million of loss coverage from the credit-linked notes, pursuant to which the bank sold the first 5% of any losses on $2.3 billion of single-family residential mortgage loans in our portfolio; and (ii) unearned credit marks of $19.2 million on approximately $1.5 billion of purchased loans without credit deterioration. When the loss coverage from the credit-linked notes and unearned credit marks is added to our allowance for credit losses, this provides additional economic coverage on top of our ACL ratio. We refer to this adjusted ACL ratio as our economic coverage ratio(1), which equaled 1.61% of total loans and leases at June 30, 2025 compared to 1.66% at March 31, 2025.
The ACL coverage of nonperforming loans and leases was 154% at June 30, 2025 compared to 124% at March 31, 2025.
Net charge-offs were 0.72% of average loans and leases (annualized) for the second quarter, compared to 0.24% for the first quarter. The increase in the second quarter was primarily attributable to $36.9 million of net charge-offs from loans transferred to HFS for the pending sale.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
Deposits and Client Investment Funds
The following table sets forth the composition of our deposits at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
	(Dollars in thousands)
Composition of Deposits
Noninterest-bearing checking	$7,441,116	$7,593,950	$7,719,913	$7,811,796	$7,825,007
Interest-bearing:
Checking	7,974,452	7,747,051	7,610,705	7,539,899	7,309,833
Money market	5,375,080	5,367,788	5,361,635	5,039,607	4,837,025
Savings	1,932,906	1,999,062	1,933,232	1,992,364	2,040,461
Time deposits:
Non-brokered	2,492,890	2,490,639	2,488,217	2,451,340	2,758,067
Brokered	2,311,989	1,994,701	2,078,207	1,993,263	4,034,057
Total time deposits	4,804,879	4,485,340	4,566,424	4,444,603	6,792,124
Total interest-bearing	20,087,317	19,599,241	19,471,996	19,016,473	20,979,443
Total deposits	$27,528,433	$27,193,191	$27,191,909	$26,828,269	$28,804,450

Composition as % of
Total Deposits
Noninterest-bearing checking	27%	28%	28%	29%	27%
Interest-bearing:
Checking	29%	29%	28%	28%	25%
Money market	20%	20%	20%	19%	17%
Savings	7%	7%	7%	7%	7%
Time deposits:
Non-brokered	9%	9%	9%	9%	10%
Brokered	8%	7%	8%	8%	14%
Total time deposits	17%	16%	17%	17%	24%
Total interest-bearing	73%	72%	72%	71%	73%
Total deposits	100%	100%	100%	100%	100%

                                            13

Total deposits increased by $335.2 million to $27.5 billion at June 30, 2025 from $27.2 billion at March 31, 2025 driven by an increase in interest-bearing deposits of $488.1 million, offset partially by a decrease in noninterest-bearing deposits of $152.8 million. Interest-bearing deposits increased due mainly to higher brokered time deposits of $317.3 million and higher checking accounts of $227.4 million, offset partially by lower savings accounts of $66.2 million.
Noninterest-bearing checking totaled $7.4 billion and represented 27% of total deposits at June 30, 2025, compared to $7.6 billion, or 28% of total deposits, at March 31, 2025.
Uninsured and uncollateralized deposits of $7.6 billion represented 27% of total deposits at June 30, 2025 compared to uninsured and uncollateralized deposits of $7.4 billion, or 27% of total deposits, at March 31, 2025.
In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These off-balance sheet client funds totaled $1.5 billion as of June 30, 2025, compared to $1.6 billion as of March 31, 2025.
These alternative options include investments managed by BofCal Asset Management Inc. (“BAM”), our registered investment advisor subsidiary, and third-party sweep products. Total off-balance sheet client investment funds were $1.5 billion as of June 30, 2025, of which $718.4 million was managed by BAM.
Borrowings
Borrowings increased by $246.4 million to $1.9 billion at June 30, 2025 from $1.7 billion at March 31, 2025 mainly due to higher FHLB borrowings of $320.0 million and higher short-term borrowings of $100.0 million, offset partially by the payoff of $174.0 million of Senior Notes. Long-term FHLB advances of $400.0 million were opportunistically added during the quarter at a weighted average rate of 3.81%.
Equity
During the second quarter, total stockholders’ equity decreased by $94.8 million to $3.4 billion and tangible common equity(1) decreased by $87.8 million to $2.6 billion at June 30, 2025. The decrease in total stockholders’ equity for the second quarter resulted primarily from the repurchase of common stock of $111.5 million and common and preferred stock dividends of $26.2 million, offset partially by net earnings of $28.4 million and a decrease in the unrealized after-tax net loss in AOCI for AFS and HTM securities of $11.9 million.
At June 30, 2025, book value per common share increased to $18.58 compared to $18.17 at March 31, 2025, and tangible book value per common share(1) increased to $16.46 compared to $16.12 at March 31, 2025.
During the second quarter of 2025, common stock repurchased under the Company's stock repurchase program totaled 8,809,814 shares at a weighted average price per share of $12.65, or $111.5 million in the aggregate. For the six months ended June 30, 2025, repurchases of Company common stock totaled 11,494,637 shares at a weighted average price per share of $13.05, or $150.0 million in the aggregate. As of June 30, 2025, the Company had $150.0 million remaining under the current stock repurchase authorization.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
•

                                            14

CAPITAL AND LIQUIDITY
Capital ratios remain strong with total risk-based capital at 16.32% and a tier 1 leverage ratio of 9.74% at June 30, 2025.
The following table sets forth our regulatory capital ratios as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	16.32%	16.93%	17.05%	17.00%	16.57%
Tier 1 risk-based capital ratio	12.30%	12.86%	12.97%	12.88%	12.62%
Common equity tier 1 capital ratio	9.92%	10.45%	10.55%	10.46%	10.27%
Tier 1 leverage ratio	9.74%	10.19%	10.15%	9.83%	9.51%

Banc of California
Total risk-based capital ratio	15.60%	16.22%	16.65%	16.61%	16.19%
Tier 1 risk-based capital ratio	13.17%	13.74%	14.17%	14.08%	13.77%
Common equity tier 1 capital ratio	13.17%	13.74%	14.17%	14.08%	13.77%
Tier 1 leverage ratio	10.42%	10.88%	11.08%	10.74%	10.38%
______________
(1) June 30, 2025 capital ratios are preliminary.

At June 30, 2025, cash and cash equivalents increased by $9.7 million to $2.4 billion from $2.3 billion at March 31, 2025.
Our immediately available cash and cash equivalents (excluding restricted cash) were $2.2 billion. Combined with total available borrowing capacity of $10.6 billion and unpledged AFS securities of $2.1 billion, total available liquidity was $14.8 billion at the end of the second quarter.

                                            15

Conference Call
The Company will host a conference call to discuss its second quarter 2025 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, July 24, 2025. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 7565369. A live audio webcast will also be available, and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 6113846.
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $34 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the largest independent bank headquartered in Los Angeles and the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 80 full-service branches located throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-stack payment processing solutions through its subsidiary, Deepstack Technologies, and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities through the Banc of California Charitable Foundation, and by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. Member FDIC. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, liquidity and capital ratios and other non-historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the SEC. The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

                                            16

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of tariffs, supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing or renewed inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, as well as the value of collateral supporting our loans, which may result in significant changes in valuation or recoveries; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters such as earthquakes and wildfires, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) the risk that we may incur significant losses on future asset sales or may not be able to execute anticipated asset sales; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and from time to time in other documents that we file with or furnish to the SEC.
Non-GAAP Financial Measures
Included in this press release are certain non-GAAP financial measures, such as tangible common equity, tangible book value per common share, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net earnings, adjusted return on average assets, pre-tax pre-provision income, efficiency ratio, and economic coverage ratio, designed to complement the financial information presented in accordance with U.S. GAAP because management believes such measures are useful to investors. These non-GAAP financial measures should be considered only as supplemental to, and not superior to, financial measures provided in accordance with GAAP. Please refer to the “Non-GAAP Measures” section of this release for additional detail including reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

                                            17

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Ann DeVries, (646) 376-7011

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com
Source: Banc of California, Inc.

                                            18

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
ASSETS:	(Dollars in thousands)
Cash and due from banks	$222,210	$215,591	$192,006	$251,869	$203,467
Interest-earning deposits in financial
institutions	2,131,342	2,128,298	2,310,206	2,302,358	2,495,343
Total cash and cash equivalents	2,353,552	2,343,889	2,502,212	2,554,227	2,698,810

Securities available-for-sale	2,246,174	2,334,058	2,246,839	2,300,284	2,244,031
Securities held-to-maturity	2,316,725	2,311,912	2,306,149	2,301,263	2,296,708
FRB and FHLB stock	162,243	155,330	147,773	145,123	132,380
Total investment securities	4,725,142	4,801,300	4,700,761	4,746,670	4,673,119

Loans held for sale	465,571	25,797	26,331	28,639	1,935,455

Loans and leases held for investment	24,245,893	24,126,527	23,781,663	23,527,777	23,228,909
Allowance for loan and lease losses	(229,344)	(234,986)	(239,360)	(254,345)	(247,762)
Total loans and leases held for
investment, net	24,016,549	23,891,541	23,542,303	23,273,432	22,981,147

Equipment leased to others under
operating leases	288,692	295,032	307,188	314,998	335,968
Premises and equipment, net	138,032	140,347	142,546	143,200	145,734
Bank owned life insurance	346,142	342,810	339,517	343,212	341,779
Goodwill	214,521	214,521	214,521	216,770	215,925
Intangible assets, net	118,930	125,937	132,944	140,562	148,894
Deferred tax asset, net	691,535	702,323	720,587	706,849	738,534
Other assets	891,787	896,421	913,954	964,054	1,028,474
Total assets	$34,250,453	$33,779,918	$33,542,864	$33,432,613	$35,243,839

LIABILITIES:
Noninterest-bearing deposits	$7,441,116	$7,593,950	$7,719,913	$7,811,796	$7,825,007
Interest-bearing deposits	20,087,317	19,599,241	19,471,996	19,016,473	20,979,443
Total deposits	27,528,433	27,193,191	27,191,909	26,828,269	28,804,450
Borrowings	1,917,180	1,670,782	1,391,814	1,591,833	1,440,875
Subordinated debt	949,213	944,908	941,923	942,151	939,287
Accrued interest payable and other
liabilities	428,784	449,381	517,269	574,162	651,379
Total liabilities	30,823,610	30,258,262	30,042,915	29,936,415	31,835,991

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,474	1,561	1,586	1,586	1,583
Class B non-voting common stock	5	5	5	5	5
Non-voting common stock equivalents	98	98	98	98	101
Additional paid-in-capital	3,609,109	3,732,376	3,785,725	3,802,314	3,813,312
Retained deficit	(369,142)	(387,580)	(431,201)	(478,173)	(477,010)
Accumulated other comprehensive
loss, net	(313,217)	(323,320)	(354,780)	(328,148)	(428,659)
Total stockholders’ equity	3,426,843	3,521,656	3,499,949	3,496,198	3,407,848
Total liabilities and stockholders’
equity	$34,250,453	$33,779,918	$33,542,864	$33,432,613	$35,243,839

Common shares outstanding (1)	157,647,137	166,403,086	168,825,656	168,879,566	168,875,712
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                            19

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$362,303	$346,103	$388,853	$708,406	$774,318
Investment securities	37,616	37,862	33,836	75,478	68,139
Deposits in financial institutions	20,590	22,690	39,900	43,280	98,836
Total interest income	420,509	406,655	462,589	827,164	941,293
Interest expense:
Deposits	144,940	140,530	186,106	285,470	380,913
Borrowings	20,021	18,421	30,311	38,442	68,435
Subordinated debt	15,332	15,340	16,684	30,672	33,355
Total interest expense	180,293	174,291	233,101	354,584	482,703
Net interest income	240,216	232,364	229,488	472,580	458,590
Provision for credit losses	39,100	9,300	11,000	48,400	21,000
Net interest income after provision
for credit losses	201,116	223,064	218,488	424,180	437,590
Noninterest income:
Service charges on deposit accounts	4,456	4,543	4,540	8,999	9,245
Commissions and fees	9,641	9,958	8,629	19,599	16,771
Leased equipment income	10,231	10,784	11,487	21,015	23,203
Gain on sale of loans and leases	30	211	1,135	241	687
Dividends and (losses) gains on equity investments	(114)	2,323	1,166	2,209	4,234
Warrant income (loss)	1,227	(295)	(324)	932	(146)
LOCOM HFS adjustment	(9)	—	(38)	(9)	292
Other income	7,171	6,126	3,197	13,297	9,322
Total noninterest income	32,633	33,650	29,792	66,283	63,608
Noninterest expense:
Compensation	88,362	86,417	85,914	174,779	178,150
Occupancy	15,473	15,010	17,455	30,483	35,423
Information technology and data processing	13,073	15,099	15,459	28,172	30,877
Other professional services	6,406	4,513	5,183	10,919	10,258
Insurance and assessments	9,403	7,283	26,431	16,686	46,892
Intangible asset amortization	7,159	7,160	8,484	14,319	16,888
Leased equipment depreciation	6,700	6,741	7,511	13,441	15,031
Acquisition, integration and reorganization costs	—	—	(12,650)	—	(12,650)
Customer related expense	26,577	27,751	32,405	54,328	63,324
Loan expense	4,050	2,930	4,332	6,980	8,823
Other expense	8,666	10,749	13,119	19,415	21,145
Total noninterest expense	185,869	183,653	203,643	369,522	414,161
Earnings before income taxes	47,880	73,061	44,637	120,941	87,037
Income tax expense	19,495	19,493	14,304	38,988	25,852
Net earnings	28,385	53,568	30,333	81,953	61,185
Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Net earnings available to common
and equivalent stockholders	$18,438	$43,621	$20,386	$62,059	$41,291
Earnings per common share:
Basic	$0.12	$0.26	$0.12	$0.38	$0.25
Diluted	$0.12	$0.26	$0.12	$0.38	$0.25
Weighted average number of common shares (1)
outstanding:
Basic	158,354	168,495	168,432	163,396	168,287
Diluted	158,462	169,434	168,432	163,667	168,287
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                            20

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Profitability and Other Ratios	2025	2025	2024	2025	2024
Return on average assets (1)	0.34%	0.65%	0.34%	0.49%	0.34%
Adjusted ROAA (1)(2)	0.69%	0.65%	0.34%	0.67%	0.36%
Return on average equity (1)	3.32%	6.16%	3.59%	4.75%	3.63%
Return on average tangible common
equity (1)(2)	3.70%	7.56%	4.42%	5.59%	4.30%
Adjusted return on average tangible
common equity (1)(2)	8.34%	7.56%	4.42%	7.88%	4.57%
Dividend payout ratio (3)	83.33%	36.46%	83.33%	52.63%	80.00%
Average yield on loans and leases (1)	5.93%	5.90%	6.18%	5.92%	6.13%
Average yield on interest-earning assets (1)	5.42%	5.39%	5.65%	5.41%	5.60%
Average cost of interest-bearing deposits (1)	2.95%	2.97%	3.58%	2.96%	3.59%
Average total cost of deposits (1)	2.13%	2.12%	2.60%	2.12%	2.63%
Average cost of interest-bearing liabilities (1)	3.24%	3.28%	3.93%	3.26%	3.93%
Average total cost of funds (1)	2.42%	2.42%	2.95%	2.42%	2.99%
Net interest spread	2.18%	2.11%	1.72%	2.15%	1.67%
Net interest margin (1)	3.10%	3.08%	2.80%	3.09%	2.73%
Noninterest income to total revenue (4)	11.96%	12.65%	11.49%	12.30%	12.18%
Noninterest expense to average total
assets (1)	2.21%	2.24%	2.29%	2.22%	2.27%
Noninterest expense to total revenue (4)	68.12%	69.04%	78.54%	68.57%	79.31%
Efficiency ratio (2)(5)	65.50%	66.35%	80.15%	65.92%	78.50%
Loans to deposits ratio	89.77%	88.82%	87.36%	89.77%	87.36%
Average loans and leases to average deposits	89.74%	88.36%	87.95%	89.06%	87.29%
Average investment securities to average
total assets	13.98%	14.21%	13.00%	14.09%	12.78%
Average stockholders' equity to average
total assets	10.16%	10.58%	9.48%	10.37%	9.25%
______________
(1) Annualized.
(2) Non-GAAP measure.
(3) Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings per common and equivalent share.
(4) Total revenue equals the sum of net interest income and noninterest income.
(5) Ratio calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue.

                                            21

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$24,504,319	$362,303	5.93%	$23,788,647	$346,103	5.90%	$25,325,578	$388,853	6.18%
Investment securities	4,719,954	37,616	3.20%	4,734,037	37,862	3.24%	4,658,690	33,836	2.92%
Deposits in financial
institutions	1,872,736	20,590	4.41%	2,088,139	22,690	4.41%	2,960,292	39,900	5.42%
Total interest-earning
assets	31,097,009	420,509	5.42%	30,610,823	406,655	5.39%	32,944,560	462,589	5.65%
Other assets	2,667,140			2,697,562			2,889,907
Total assets	$33,764,149			$33,308,385			$35,834,467

Liabilities and
Stockholders' Equity:
Interest checking	$7,778,882	52,877	2.73%	$7,343,451	47,879	2.64%	$7,673,902	61,076	3.20%
Money market	5,412,681	33,615	2.49%	5,415,716	33,003	2.47%	4,962,567	32,776	2.66%
Savings	1,959,987	12,777	2.61%	1,948,649	12,857	2.68%	2,002,670	16,996	3.41%
Time	4,569,490	45,671	4.01%	4,498,268	46,791	4.22%	6,274,242	75,258	4.82%
Total interest-bearing
deposits	19,721,040	144,940	2.95%	19,206,084	140,530	2.97%	20,913,381	186,106	3.58%
Borrowings	1,628,584	20,021	4.93%	1,397,720	18,421	5.34%	2,013,600	30,311	6.05%
Subordinated debt	946,740	15,332	6.50%	942,817	15,340	6.60%	938,367	16,684	7.15%
Total interest-bearing
liabilities	22,296,364	180,293	3.24%	21,546,621	174,291	3.28%	23,865,348	233,101	3.93%
Noninterest-bearing
demand deposits	7,583,894			7,714,830			7,881,620
Other liabilities	453,748			522,753			692,149
Total liabilities	30,334,006			29,784,204			32,439,117
Stockholders' equity	3,430,143			3,524,181			3,395,350
Total liabilities and
stockholders' equity	$33,764,149			$33,308,385			$35,834,467
Net interest income (1)		$240,216			$232,364			$229,488
Net interest spread			2.18%			2.11%			1.72%
Net interest margin			3.10%			3.08%			2.80%

Total deposits (2)	$27,304,934	$144,940	2.13%	$26,920,914	$140,530	2.12%	$28,795,001	$186,106	2.60%
Total funds (3)	$29,880,258	$180,293	2.42%	$29,261,451	$174,291	2.42%	$31,746,968	$233,101	2.95%
______________
(1) Includes net loan discount accretion of $16.1 million, $16.0 million, and $21.8 million for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

                                            22

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Six Months Ended
	June 30, 2025			June 30, 2024
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$24,148,460	$708,406	5.92%	$25,422,084	$774,318	6.13%
Investment securities	4,726,957	75,478	3.22%	4,690,123	68,139	2.92%
Deposits in financial
institutions	1,979,843	43,280	4.41%	3,667,630	98,836	5.42%
Total interest-earning
assets	30,855,260	827,164	5.41%	33,779,837	941,293	5.60%
Other assets	2,682,266			2,907,750
Total assets	$33,537,526			$36,687,587

Liabilities and
Stockholders' Equity:
Interest checking	$7,562,369	100,756	2.69%	$7,778,540	122,625	3.17%
Money market	5,414,190	66,618	2.48%	5,350,202	74,127	2.79%
Savings	1,954,349	25,634	2.65%	2,019,399	35,026	3.49%
Time	4,534,076	92,462	4.11%	6,191,281	149,135	4.84%
Total interest-bearing
deposits	19,464,984	285,470	2.96%	21,339,422	380,913	3.59%
Borrowings	1,513,790	38,442	5.12%	2,453,003	68,435	5.61%
Subordinated debt	944,790	30,672	6.55%	937,686	33,355	7.15%
Total interest-bearing
liabilities	21,923,564	354,584	3.26%	24,730,111	482,703	3.93%
Noninterest-bearing
demand deposits	7,649,000			7,783,324
Other liabilities	488,060			781,211
Total liabilities	30,060,624			33,294,646
Stockholders' equity	3,476,902			3,392,941
Total liabilities and
stockholders' equity	$33,537,526			$36,687,587
Net interest income (1)		$472,580			$458,590
Net interest spread			2.15%			1.67%
Net interest margin			3.09%			2.73%

Total deposits (2)	$27,113,984	$285,470	2.12%	$29,122,746	$380,913	2.63%
Total funds (3)	$29,572,564	$354,584	2.42%	$32,513,435	$482,703	2.99%
______________
(1) Includes net loan discount accretion of $32.1 million and $44.3 million for the six months ended June 30, 2025 and 2024.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

                                            23

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible common equity, tangible book value per common share, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net earnings, adjusted return on average assets, pre-tax pre-provision income, efficiency ratio, and economic coverage ratio. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, as applicable, from total common equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and any goodwill impairment, by average tangible common equity. Adjusted return on average tangible common equity is calculated by dividing adjusted net earnings available to common stockholders, after adjustment for amortization of intangible assets, any goodwill impairment, and any unusual items, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted net earnings is calculated by adjusting net earnings by unusual, one-time items.
Adjusted return on average assets ("Adjusted ROAA") is calculated by dividing annualized adjusted net earnings, after adjustment for any unusual items, by average assets.
Pre-tax pre-provision income is calculated by subtracting noninterest expense from total revenue, which is the sum of net interest income and noninterest income.
Efficiency ratio is calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue (the sum of net interest income and noninterest income).
Economic coverage ratio is calculated by dividing the allowance for credit losses adjusted for the impact of the credit-linked notes and unearned credit mark from purchase accounting by loans and leases held for investment.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures to financial measures defined by GAAP.

                                            24

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Tangible Common Equity	June 30,	March 31,	December 31,	September 30,	June 30,
and Tangible Book Value Per Share	2025	2025	2024	2024	2024
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,426,843	$3,521,656	$3,499,949	$3,496,198	$3,407,848
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	2,928,327	3,023,140	3,001,433	2,997,682	2,909,332
Less: Intangible assets	333,451	340,458	347,465	357,332	364,819
Tangible common equity	2,594,876	2,682,682	2,653,968	2,640,350	2,544,513

Book value per common share (1)	$18.58	$18.17	$17.78	$17.75	$17.23
Tangible book value per common share (2)	$16.46	$16.12	$15.72	$15.63	$15.07
Common shares outstanding (3)	157,647,137	166,403,086	168,825,656	168,879,566	168,875,712
______________
(1) Total common equity divided by common shares outstanding.
(2) Tangible common equity divided by common shares outstanding.
(3) Common shares outstanding include non-voting common equivalents that are participating securities.

                                            25

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Six Months Ended
Return on Average Tangible	June 30,	March 31,	June 30,	June 30,
Common Equity ("ROATCE")	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$28,385	$53,568	$30,333	$81,953	$61,185

Earnings before income taxes		$73,061	$44,637		$87,037
Add: Intangible asset amortization		7,160	8,484		16,888
Adjusted earnings before
income taxes used for ROATCE		80,221	53,121		103,925
Adjusted income tax expense (1)		20,296	15,203		29,743

Adjustments:
Intangible asset amortization	7,159			14,319
Tax impact of adjustment above (1)	(1,655)			(3,311)
Adjustment to net earnings	5,504			11,008

Adjusted net earnings for ROATCE	33,889	59,925	37,918	92,961	74,182
Less: Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Adjusted net earnings available
to common and equivalent
stockholders for ROATCE	$23,942	$49,978	$27,971	$73,067	$54,288

Average stockholders' equity	$3,430,143	$3,524,181	$3,395,350	$3,476,902	$3,392,941
Less: Average goodwill and intangible
assets	337,352	344,610	352,934	340,961	356,807
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,594,275	$2,681,055	$2,543,900	$2,637,425	$2,537,618

Return on average equity (2)	3.32%	6.16%	3.59%	4.75%	3.63%
ROATCE (3)	3.70%	7.56%	4.42%	5.59%	4.30%
______________
(1) Effective tax rates of 23.12%, 25.30%, and 28.62% used for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively. Effective tax rates of 23.12% and 28.62% used for the six months ended June 30, 2025 and 2024.
(2) Annualized net earnings divided by average stockholders' equity.
(3) Annualized adjusted net earnings available to common and equivalent stockholders for ROATCE divided by average tangible common equity.

                                            26

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Six Months Ended
Adjusted Return on Average	June 30,	March 31,	June 30,	June 30,
Tangible Common Equity ("ROATCE")	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$28,385	$53,568	$30,333	$81,953	$61,185

Earnings before income taxes		$73,061	$44,637		$87,037
Add: Intangible asset amortization		7,160	8,484		16,888
Add: FDIC special assessment		—	—		4,814
Adjusted earnings before income
taxes used for adjusted ROATCE		80,221	53,121		108,739
Adjusted income tax expense (1)		20,296	15,203		31,121

Adjustments:
Intangible asset amortization	7,159			14,319
Provision for credit losses related to
transfer of loans to held for sale	26,289			26,289
Total adjustments	33,448			40,608
Tax impact of adjustments above (1)	(7,733)			(9,389)
Income tax related adjustments	9,792			9,792
Adjustment to net earnings	35,507			41,011

Adjusted net earnings for adjusted
ROATCE	63,892	59,925	37,918	122,964	77,618
Less: Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Adjusted net earnings available to
common and equivalent stockholders
for adjusted ROATCE	$53,945	$49,978	$27,971	$103,070	$57,724

Average stockholders' equity	$3,430,143	$3,524,181	$3,395,350	$3,476,902	$3,392,941
Less: Average goodwill and intangible
assets	337,352	344,610	352,934	340,961	356,807
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,594,275	$2,681,055	$2,543,900	$2,637,425	$2,537,618

Adjusted ROATCE (2)	8.34%	7.56%	4.42%	7.88%	4.57%
______________
(1) Effective tax rates of 23.12%, 25.30%, and 28.62% used for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively. Effective tax rates of 23.12% and 28.62% used for the six months ended June 30, 2025 and 2024.
(2) Annualized adjusted net earnings (loss) available to common and equivalent stockholders for adjusted ROATCE divided by average tangible common equity.

                                            27

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Adjusted Net Earnings, Net Earnings	Three Months Ended			Six Months Ended
Available to Common and Equivalent	June 30,	March 31,	June 30,	June 30,
Stockholders, Diluted EPS, and ROAA	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$28,385	$53,568	$30,333	$81,953	$61,185

Earnings before income taxes		$73,061	$44,637		$87,037
Add: FDIC special assessment		—	—		4,814
Adjusted earnings before income taxes		73,061	44,637		91,851
Adjusted income tax expense (1)		19,493	14,304		26,288

Adjustments:
Provision for credit losses related to
transfer of loans to held for sale	26,289			26,289
Tax impact of adjustments above (1)	(6,078)			(6,078)
Income tax related adjustments	9,792			9,792
Adjustments to net earnings	30,003			30,003

Adjusted net earnings	58,388	53,568	30,333	111,956	65,563
Less: Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Adjusted net earnings available to
common and equivalent stockholders	$48,441	$43,621	$20,386	$92,062	$45,669

Weighted average diluted common shares
outstanding	158,462	169,434	168,432	$163,667	$168,287
Diluted earnings per common share	$0.12	$0.26	$0.12	$0.38	$0.25
Adjusted diluted earnings per common
share (2)	$0.31	$0.26	$0.12	$0.56	$0.27

Average total assets	$33,764,149	$33,308,385	$35,834,467	$33,537,526	$36,687,587
Return on average assets ("ROAA") (2)	0.34%	0.65%	0.34%	0.49%	0.34%
Adjusted ROAA (3)	0.69%	0.65%	0.34%	0.67%	0.36%
______________
(1) Effective tax rates of 23.12%, 25.30%, and 28.62% used for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively. Effective tax rates of 23.12% and 28.62% used for the six months ended June 30, 2025 and 2024.
(2) Annualized net earnings divided by average assets.
(3) Annualized adjusted net earnings divided by average assets.

                                            28

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Pre-Tax Pre-Provision Income	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net interest income (GAAP)	$240,216	$232,364	$229,488	$472,580	$458,590
Add: Noninterest income (GAAP)	32,633	33,650	29,792	66,283	63,608
Total revenues (GAAP)	272,849	266,014	259,280	538,863	522,198
Less: Noninterest expense (GAAP)	185,869	183,653	203,643	369,522	414,161
Pre-tax pre-provision income (Non-GAAP)	$86,980	$82,361	$55,637	$169,341	$108,037

                                            29

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Efficiency Ratio	2025	2025	2024	2025	2024
	(Dollars in thousands)
Noninterest expense	$185,869	$183,653	$203,643	$369,522	$414,161
Less: Intangible asset amortization	(7,159)	(7,160)	(8,484)	(14,319)	(16,888)
Less: Acquisition, integration, and
reorganization costs	—	—	12,650	—	12,650
Noninterest expense used for
efficiency ratio	$178,710	$176,493	$207,809	$355,203	$409,923

Net interest income	$240,216	$232,364	$229,488	$472,580	$458,590
Noninterest income	32,633	33,650	29,792	66,283	63,608
Total revenue	272,849	266,014	259,280	538,863	522,198

Noninterest expense to total revenue	68.12%	69.04%	78.54%	68.57%	79.31%
Efficiency ratio (1)	65.50%	66.35%	80.15%	65.92%	78.50%
______________
(1) Noninterest expense used for efficiency ratio divided by total revenue.

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BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	June 30,	March 31,	June 30,
Economic Coverage Ratio	2025	2025	2024
	(Dollars in thousands)
Allowance for credit losses ("ACL)	$258,565	$264,557	$275,333
Add: Unearned credit mark from purchase accounting (1)	19,199	20,870	26,982
Add: Credit-linked notes (2)	112,887	115,188	122,523
Adjusted allowance for credit losses	$390,651	$400,615	$424,838

Loans and leases held for investment	$24,245,893	$24,126,527	$23,228,909

ACL to loans and leases held for investment (3)	1.07%	1.10%	1.19%

Economic coverage ratio (4)	1.61%	1.66%	1.83%
______________
(1) Unearned credit mark from purchase accounting estimated by using the same pro rata split between the credit and yield marks associated with non-PCD loans (purchased loans without credit deterioration at the time of purchase).
(2) Credit-linked notes loss coverage equal to 5% of the unpaid principal balance of the pledged loans.
(3) Allowance for credit losses divided by loans and leases held for investment.
(4) Adjusted allowance for credit losses divided by loans and leases held for investment.

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